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                                                                      Exhibit 12

                          LOCKHEED MARTIN CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                          (In millions, except ratio)

EARNINGS:
Net earnings                                             $  598
Income tax expense                                          366
Interest expense                                            402
Amortization of debt premium and discount, net               (2)
Portion of rents representative of an interest factor        43
                                                         ------

Adjusted earnings before taxes and fixed charges         $1,407
                                                         ======

FIXED CHARGES:
Interest expense                                         $  402
Amortization of debt premium and discount, net               (2)
Portion of rents representative of an interest factor        43
Capitalized interest                                          2
                                                         ------

Total fixed charges                                      $  445
                                                         ======

RATIO OF EARNINGS TO FIXED CHARGES                          3.2
                                                         ======


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